Exhibit 10.26

UNISYS CORPORATION

ELECTED OFFICER PENSION PLAN

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2009

ARTICLE I

PURPOSE

1.01 The Plan was previously adopted by the Company to provide a minimum level of retirement benefits for elected Officers (as defined in Section 2.12 below) of the Company. The Plan originally became effective June 1, 1988, and was previously amended and restated several times since its effective date. The Plan was frozen effective after December 31, 2006, so that no additional benefits may be accrued thereunder after December 31, 2006. The Plan is now hereby further amended and restated effective January 1, 2009 to implement changes required pursuant to and consistent with section 409A of the Code. Benefit payments on or after January 1, 2009 are generally governed by this Plan document as amended and restated effective January 1, 2009. Plan benefit payments commencing prior to January 1, 2009 are governed by the terms of the Plan as they existed prior to this amendment and restatement and are either grandfathered from the requirements of section 409A or payable pursuant to a fixed schedule as required by, and in compliance with, section 409A. Between January 1, 2005 and December 31, 2008 the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code section 409A. This amendment and restatement is adopted in conformity with final regulations under section 409A of the Code issued by the Treasury Department on April 10, 2007 and effective January 1, 2009. The Plan as set forth herein only applies to those Participants in the Plan who are entitled to commence a benefit from the Plan after December 31, 2008, but does not apply to any Participant’s Pre-2005 Benefit (as defined in Section 2.17 below). Any Participant who is entitled to commence his or her Pre-2005 Benefit from the Plan after December 31, 2008, and (a) who terminated employment prior to January 1, 2005, shall have the terms and conditions of his or her Pre-2005 Benefit governed by the terms and conditions of the Plan as in effect on the date of his or her termination of employment, or (b) who terminates employment at any time on or after January 1, 2005, shall have the terms and conditions of his or her Pre-2005 Benefit governed by the terms and conditions of the Plan as in effect on October 3, 2004. All capitalized terms shall have the meanings set forth in Article II below, unless the context clearly indicates otherwise.

ARTICLE II

DEFINITIONS

2.01	“Board” shall mean the Board of Directors of Unisys Corporation.

2.02	“Change in Control” means any of the following events:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.17; or

(b)	Individuals who, as of May 25, 1995, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.03	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.04	“Committee” shall mean the Compensation Committee of the Board or its delegate.

2.05	“Company” shall mean Unisys Corporation, a Delaware corporation.

2.06	“Company Plan” shall mean the Unisys Pension Plan.

2.07	“Credited Service” shall mean the Participant’s Credited Service, as defined in Article IV.

2.08	“Date of an Insolvency” shall mean the date on which the Company (i) voluntarily files a petition under the United States Bankruptcy Code, (including a petition for Chapter 11 reorganization) or (ii) has filed involuntarily against it a petition under the United States Bankruptcy Code and an Order for Relief is entered thereon.

2.09	“Disability” shall refer to a Participant who is determined by the Committee or its designee to be unable to perform, because of injury or sickness, each of the regular duties of the Participant’s occupation for a period of up to 24 months. After 24 months, the Participant will continue to be considered Disabled if the Committee or its designee determines that the Participant cannot perform each of the regular duties of any gainful occupation for which he or she is fitted by training, education or experience.

2.10	“Effective Date” shall mean January 1, 2009, the effective date of this amendment and restatement of the Plan.

2.11	“Employee” shall mean any person employed by Unisys Corporation or one of its subsidiaries.

2.12	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.13	“Final Average Compensation” shall mean the Participant’s Final Average Compensation, as defined in the Company Plan, except that any salary amounts deferred under an arrangement approved by the Board not included by the Company Plan and any amounts excluded from consideration under the Company Plan due to the application of Code section 401(a)(17) shall be included in the calculation of Final Average Compensation in the month in which such amounts were or would otherwise have been paid; provided, however, that no more than the most recent five annual bonus amounts (whether paid or deferred) shall be included in the calculation of Final Average Compensation. Notwithstanding any provision in this Plan to the contrary, for purposes of this Plan a Participant’s Final Average Compensation shall be frozen as of December 31, 2006 (or such earlier date, if applicable) and no changes in salary after such date shall be taken into account for purposes of determining Final Average Compensation.

2.14	“Officer” shall mean any officer of the Company elected by the Board, but excluding assistant officers, appointed officers or the general auditor.

2.15	“Participant” shall mean any person entitled to participate in this Plan under Article III.

2.16	“Plan” shall mean the Unisys Corporation Elected Officer Pension Plan, as set forth herein and as hereafter amended.

2.17	“Pre-2005 Benefit” shall mean for any Participant that portion of the Participant’s benefit under the Plan that was earned and vested on December 31, 2004, within the meaning of Treasury Regulations section 1.409A-6(a)(2). For purposes of determining the present value of the Pre-2005 Benefit in accordance with Treasury Regulations section 1.409A-6(a)(3), the actuarial assumptions in Appendix C Table IX of the Company Plan shall be applied.

2.18	“Primary Social Security Benefit” shall mean the annualized amount calculated according to the rules for computing the primary social security benefit payable to a Participant upon attainment of Social Security Retirement Age under the Federal Social Security Act as in effect at the time the Participant has a Separation From Service. In the event that a Participant retires prior to attainment of eligibility for Social Security benefits, the Participant’s Primary Social Security Benefit shall be deemed to be 80% of the Primary Social Security Benefit payable at Social Security Retirement Age. In the event the Participant retires after attainment of eligibility for Social Security benefits, but before Social Security Retirement Age, the Primary Social Security Benefit shall be deemed to be an amount prorated between the benefit payable at Social Security Retirement Age and 80% of such amount. For purposes of this calculation, it will be assumed that the Participant has no earnings for Social Security purposes beyond the date of Separation From Service. Notwithstanding any provision in this Plan to the contrary, a Participant shall not accrue additional service or earnings for purposes of determining the Primary Social Security Benefit after December 31, 2006.

2.19	“Separation From Service” shall mean a Participant’s separation from service with the Company within the meaning of section 409A of the Code and the regulations issued thereunder.

2.20	“Specified Employee” shall mean any Participant who, at any time during the twelve month period ending on the identification date (as determined by the Board or its delegate), is a specified employee under section 409A of the Code, as determined by the Board (or its delegate). The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Board (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

2.21	“Supplemental Plan” shall mean the Unisys Corporation Supplemental Executive Retirement Income Plan, as amended and restated as of January 1, 2009 and as amended from time to time.

Unless otherwise specified, capitalized words and phrases used in this Plan shall have the same meaning as such words or phrases when used in the Company Plan.

ARTICLE III

PARTICIPATION AND VESTING

3.01	Participation

An Officer shall become a Participant in the Plan on the later of (i) the Effective Date or (ii) the effective date on which the Officer is elected to officer status by the Board. Notwithstanding any provision in this Plan to the contrary, an Employee who is elected as an Officer on or after January 1, 2007 shall not become a Participant in the Plan on or after such date (or resume participation in the Plan if rehired on or after such date).

3.02	Vesting

(a)	Each Participant shall acquire a vested right to a retirement benefit calculated in accordance with Article V on the earliest to occur of the following:

(1)	the date on which the Participant attains age 55 and completes 10 years of Credited Service, provided that the Participant is or becomes an Officer on or after such date; or

(2)	the date on which occurs a Change in Control or the Date of an Insolvency, provided the Participant is an Officer on such date; or

(3)	for a Participant who is or becomes an Officer on or after January 1, 1997 and before July 19, 2001, the date on which the Participant attains age 50 and completes 5 years of Credited Service, provided that the Participant is employed by the Company or an Affiliated Company on or after December 31, 1998; or

(4)	The date specified in a written agreement between a Participant and the Company, provided that for agreements entered into on and after May 22, 1997, such agreements must be approved by the Committee.

(b)	A Participant who has a Separation From Service with the Company due to Disability or death.

ARTICLE IV

CREDITED SERVICE

4.01	Credited Service

Credited Service under this Plan shall be calculated on the basis of Credited Service as defined in the Company Plan for the following periods:

(a)	periods of employment as an Officer; and

(b)	up to twelve months of active employment with the Company immediately following termination of Officer status, or, if longer, the number of months of a Company approved leave of absence due to Disability immediately following termination of Officer status; and

(c)	employment prior to becoming an Officer with the Company including a predecessor or an Affiliated Company or 50% Affiliated Company for the period of time such company was an Affiliated Company or 50% Affiliated Company. However, if a Participant receives Credited Service under the Company Plan for employment with a company before it became an Affiliated Company or 50% Affiliated Company, Credited Service shall include the period of employment with such company.

(d)	Notwithstanding any provision in this Plan to the contrary, a Participant shall not accrue Credited Service for purposes of the calculation of Plan benefits after December 31, 2006, but shall continue to accrue Credited Service for purposes of vesting under Section 3.02 and for purposes of eligibility to receive early retirement benefits and subsidies.

ARTICLE V

CALCULATION OF BENEFITS

5.01	Amount of Benefits

(a)	Subject to the adjustments set forth in Section 5.02, a Participant who satisfies the vesting requirements described in Section 3.02(a) shall receive an annual retirement benefit payable at Normal Retirement Date equal to:

(1)	4% of the Participant’s Final Average Compensation for each year of Credited Service not in excess of 10 including proportional credit for a fraction of a year; plus

(2)	1% of the Participant’s Final Average Compensation for each year of Credited Service in excess of 10 (but not in excess of 30) including proportional credit for a fraction of a year; minus

(3)	50% of the Participant’s Primary Social Security Benefit.

(b)	The benefit payable from this Plan and described in paragraph (a) shall be a monthly benefit paid in the form of a single life annuity if the Participant is unmarried on the date that the Participant commences receipt of benefits, or in the form of a joint and 50% surviving spouse annuity if the Participant is married on the date the Participant commences receipt of benefits. The benefit payable to a Participant shall not be reduced or increased as a result of such payment in the surviving spouse benefit form or for any age difference between the Participant and spouse.

5.02	Early Retirement Prior to Age 62

Benefits paid under this Plan shall be reduced by one-half of one percent (0.5%) for each calendar month by which the commencement of benefits precedes the first day of the month coincident with or next following the Participant’s 62nd birthday, provided that benefits cannot commence prior to the first day of the month following the month the Participant attains age 55.

5.03	Death Benefits

(a)	In the event of the death of a Participant who, at the time of death, has satisfied the vesting requirements described in Section 3.01(a) above, and who:

(1)	has not commenced retirement benefits under this Plan; and

(2)	who has a surviving spouse,

such Participant’s surviving spouse shall receive a survivor’s benefit in the amount described in paragraph (b).

(b)	The amount payable under this paragraph shall be equal to the benefit the spouse would have received if the Participant:

(1)	had a Separation From Service on the earlier of the date of death or the date of the Participant’s actual Separation From Service; and

(2)	had survived to the benefit commencement date described in paragraph (c); and

(3)	had begun to receive an immediate retirement benefit in the form under Section 5.01(b); and

(4)	had died on the following day.

(c)	The benefit payable under this Section shall be paid to the surviving spouse in the form of a single life annuity and shall commence on the later of the first day of the month following the (i) month in which the Participant’s death occurs, or (ii) date the Participant would have attained age 55.

(d)	If at the time of the Participant’s death the Participant had not commenced receipt of the benefits under the Plan, no benefit will be payable under the Plan if the Participant does not have a surviving spouse at the time of his or her death.

5.04	Benefit Offset

The retirement benefit determined under this Article and payable to a Participant or surviving spouse shall be reduced by the Participant’s Pre-2005 Benefit, if any, and any benefits payable under the Company Plan and the Supplemental Plan, calculated in accordance with Section 6.01.

ARTICLE VI

BENEFIT PAYMENTS

6.01	Form of Benefit Payment

For purposes of determining the offset under Section 5.05, the Participant shall be deemed to be in receipt of the Pre-2005 Benefit and the amount of benefit payable under the Company Plan as if the Participant had elected the Qualified Joint and 50% Survivor Annuity under the Company Plan if the Participant is married on the date of payment from this Plan, or a single life annuity if the Participant is not married on the date of payment from this Plan, determined under the Company Plan as of the date on which the Participant’s benefit commences pursuant to Section 6.02, regardless of whether the Pre-2005 Benefit or the Company Plan benefit is actually payable on that date. The benefit payable under the Supplemental Plan shall be determined in accordance with the terms of the Supplemental Plan, which is payable in the same form and at the same time as the benefit is paid under this Plan, except with respect to benefits under the Supplemental Plan that were earned and vested prior to January 1, 2005. For this purpose, the Pre-2005 Benefit and the benefit payable under the Company Plan shall be calculated using the applicable actuarial assumptions in effect under the Company Plan on the date of payment from the Plan. The actuarial assumptions shall be applied separately to that portion of each benefit that comprises the Residual Annuity and that portion that comprises the Retirement Accumulation Account; provided that with respect to that portion of each benefit that comprises the Retirement Accumulation Account such benefit shall be determined by taking the Annuity Equivalent of the Participant’s account(s) on the date of payment from the Plan. The total of these two benefit portions under the Company Plan shall comprise the Company Plan offset, and the total of these two portions of the Pre-2005 Benefit shall comprise the Pre-2005 Benefit offset. The calculations will be made by utilizing methods and assumptions that the Committee deems to be reasonable and consistent with the requirements of section 409A of the Code and the regulations issued thereunder.

6.02	Commencement of Benefits

Payment of a Participant’s vested benefits shall commence to be paid to the Participant on the first day of the month following the month in which the later of the following two events occurs: (i) the Participant’s Separation From Service, or (ii) the Participant attains age 55; provided, however, that, if the Participant’s Separation From Service occurs after his or her attainment of age 55 and if at such time the Participant is a Specified Employee, the payment of the Participant’s benefit shall not commence until the first day of the month next following the six month anniversary of the Participant’s Separation From Service; provided, that such first payment shall include the monthly payments, without interest, that would have been paid to the Participant for the first six months following his or her Separation From Service, but for this delay.

6.03	Funding of Benefits

Benefits under this Plan shall not be funded and shall be paid out of the general assets of the Company. The Company shall not be required to segregate any funds for the Plan’s Participants. Notwithstanding any provision in this Section 6.03 to the contrary, the Committee shall have the discretion but not the obligation to fund this Plan through a trust of the type described in Internal Revenue Service Private Letter Ruling 8502023.

6.04	Forfeiture of Benefits

(a)	Any benefit payable under this Plan shall be forfeited and no further benefits shall be payable hereunder if it is determined by the Committee that a Participant is engaged or employed as a business owner, employee or consultant in any activity which is in competition with any line of business of the Company existing as of the date of the Participant’s Separation From Service with the Company.

(b)	Additionally, any benefit payable under this Plan shall be forfeited and no further benefits shall be payable hereunder in the event it is found by the Committee that a Participant, either during or following termination of employment with the Company, willfully engaged in any activity which is determined by the Committee to be materially adverse or detrimental to the interests of the Company, including any activity that might reasonably be considered by the Committee to be of a nature warranting dismissal of an employee for cause. If the Committee so finds, it shall require the forfeiture of benefits to the Participant and, after furnishing notice to the Participant, shall terminate benefits under this Plan and no further benefits shall be paid. The Committee will consider in its deliberation relative to this provision any explanation or justification submitted to it in writing by the Participant within 60 days following the giving of such notice.

(c)	Except as heretofore provided for in this Section 6.04, the acceptance by a Participant of any benefit under this Plan shall constitute an agreement with the provisions of this Plan and a representation that he or she is not engaged or employed in any activity serving as a basis for suspension and forfeiture of benefits hereunder. By accepting a benefit under this Plan each Participant acknowledges that he or she will accept payment of benefits under this Plan only if there is no basis for such forfeiture.

ARTICLE VII

ADMINISTRATION

7.01	Committee

The Plan shall be administered by the Committee, which shall administer the Plan in a manner consistent with the administration of the Company Plan, except that this Plan shall be administered as an unfunded plan that is not intended to meet the requirements of section 401(a) of the Code. The Committee shall be the Plan administrator and named fiduciary of the Plan that has the discretionary authority to control and manage the operation and administration of the Plan. The Committee has the discretionary authority to supply omissions, make factual determinations, and to decide any dispute that may arise regarding the rights of Participants. All such decisions are binding and conclusive on all interested parties.

7.02	Claims Procedure.

(a)	Claims. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing or electronically. The notice advising of the denial shall be furnished to the claimant within ninety (90) days of receipt of the benefit claim by the Committee, unless special circumstances require an extension of time to process the claim. If an extension is required, the Committee shall provide notice of the extension prior to the termination of the ninety (90) day period. In no event may the extension exceed a total of one hundred eighty (180) days from the date of the original receipt of the claim.

(b)	Denial of Claim.

If the claim or request is denied, the written or electronic notice of denial shall state:

•	The reason(s) for denial;

•	Reference to the specific Plan provisions on which the denial is based;

•	A description of any additional material or information required and an explanation of why it is necessary; and

•	An explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including the right to bring a civil action under section 502(a) of ERISA.

(c)	Review of Claim.

Any claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing or electronic form to the Committee. Such request must be made within sixty (60) days after receipt by the claimant of the written or electronic notice of denial, or in the event the claimant has not received a response, sixty (60) days after receipt by the Committee of the claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d)	Final Decision.

The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing or in electronic form and shall:

•	state the specific reason(s) for the denial;

•	reference the relevant Plan provisions;

•

state that the claimant is entitled to receive, upon request and free of charge, and have reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and

•	state that the claimant may bring an action under section 502(a) of ERISA.

All decisions on review shall be final and bind all parties concerned.

7.03	Plan Amendment and Termination

The Company expects to continue this Plan indefinitely, but reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. However, if the Company should amend or discontinue this Plan, the Company shall be liable for any benefits accrued under this Plan (determined on the basis of each Participant’s presumed termination of employment as of the date of such amendment or discontinuance) as of the date of such action. Any change to the Plan which adversely affects a Participant’s or Beneficiary’s rights to benefits and/or the amount, form and manner in which benefits are accrued, vested and/or paid shall not affect the Participant’s or Beneficiary’s benefits accrued up to the date of the change. Changes which adversely affect a Participant’s or Beneficiary’s rights under the Plan may only take effect on the adoption date of the change and on a going forward basis. Notwithstanding the foregoing, no Participant consent is necessary if any modification, amendment, suspension or termination of the Plan is necessary to comply with the requirements of section 409A of the Code and its corresponding regulations.

7.04	No Employment Rights

Neither the action of the Company in establishing the Plan, nor any provisions of the Plan, nor any action taken by the Company or by the Committee shall be construed as giving to any employee of the Company or any of its subsidiaries the right to be retained in its employ, or any right to payment except to the extent of the benefits provided by the Plan.

7.05	Severability of Provisions

If any provision of this Plan is determined to be void by any court of competent jurisdiction, the Plan shall continue to operate and, for the purposes of the jurisdiction of that court only, shall be deemed not to include the provision determined to be void.

7.06	Non-Assignability

Except as required by applicable law, no benefits under this Plan shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance.

7.07	Withholding

All federal, state and local income, employment or other taxes required to be withheld in connection with a benefit accrued and paid under the Plan shall be the sole responsibility of the Participant. To the extent not otherwise paid for by Participant, to satisfy its withholding obligations the Company shall have the right to deduct from any wages or other compensation payable to the Participant or any payment made pursuant to this Plan any such taxes, as the Committee may determine in its sole discretion.

7.08	Code Section 409A

The Plan is intended to comply with the applicable requirements of section 409A of the Code and related guidance, and shall be administered in accordance therewith. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code and related guidance. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code and related guidance, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A and related guidance, such provision shall be deemed null and void. In no event shall a Participant, directly or indirectly, designate the calendar year of payment of benefits under the Plan.

7.09	Governing Law

Except to the extent superseded by ERISA, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, and as evidence of the adoption of the Plan as amended and restated herein, Unisys Corporation has caused this instrument to be executed by its duly authorized representatives.

UNISYS CORPORATION:

By:
Patricia A. Bradford

Dated: December , 2008